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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Cantel Medical Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Cantel Medical Corp.
150 Clove Road
Little Falls, NJ 07424

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On January 7, 2008

        The Annual Meeting of Stockholders of Cantel Medical Corp. will be held on January 7, 2008 at 9:30 a.m., Eastern Standard Time, at The Harmonie Club, 4 East 60th Street, New York, New York. We are holding the Annual Meeting to:

  1.
  Elect ten (10) directors to serve a one-year term. (Proposal 1)

  2.
  Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2008. (Proposal 2)

  3.
  Transact such other business as may properly be brought before the meeting.

        The record date for the Annual Meeting is November 16, 2007. Only our stockholders of record at the close of business on that date may vote at the meeting, or any adjournment of the meeting. A copy of our Annual Report to Stockholders for the fiscal year ended July 31, 2007 is being mailed with this Proxy Statement.

        You are invited to attend the meeting. Whether or not you plan to attend the meeting, please mark and sign the enclosed proxy exactly as your name appears on your stock certificates, and mail it promptly in the enclosed return envelope in order that your vote can be recorded.

By order of the Board of Directors
Eric W. Nodiff Corporate Secretary
Little Falls, New Jersey November 27, 2007

Cantel Medical Corp.
150 Clove Road
Little Falls, NJ 07424

PROXY STATEMENT

        We are providing these proxy materials in connection with the solicitation by our Board of Directors of proxies to be voted at our 2007 Annual Meeting of Stockholders to be held on Monday, January 7, 2008 beginning at 9:30 a.m., Eastern Standard Time, and at any adjournment or postponement. The Annual Meeting will be held at The Harmonie Club, 4 East 60th Street, New York, New York.

Information about the Meeting

Q: Why did you send me this Proxy Statement?

A: We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors (the Board) of Cantel Medical Corp. (we or Cantel) is soliciting your proxy to vote at our 2007 Annual Meeting of Stockholders (the meeting) to be held on Monday, January 7, 2008, or any adjournments of the meeting. This Proxy Statement summarizes information that is intended to assist you in making an informed vote on the proposals described in the Proxy Statement.

Q: Who can vote at the Annual Meeting?

A: Only stockholders of record as of the close of business on November 16, 2007 are entitled to vote at the meeting. On that date, there were 16,263,831 shares of our Common Stock outstanding and entitled to vote.

Q: How many shares must be present to conduct the Annual Meeting?

A: We must have a "quorum" present in person or by proxy to hold the Annual Meeting. A quorum is a majority of the outstanding common shares entitled to vote. Abstentions and broker non-votes (defined below) will be counted for the purpose of determining the existence of a quorum.

Q: What matters are to be voted upon at the Annual Meeting?

A: Two proposals are scheduled for a vote:

  •
  Election of ten directors to serve until the next Annual Meeting of Stockholders in 2008; and

  •
  Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2008.

As of the date of this Proxy Statement, these two proposals are the only matters that our Board of Directors intends to present at the meeting. Our Board does not know of any other business to be presented at the meeting. If other business is properly brought before the meeting, the persons named on the enclosed proxy card will vote on these other matters in their discretion.

Q: How does the Board recommend that I vote?

A: The Board recommends that you vote FOR the election of each of the nominees for director and FOR the proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2008.

Q: How do I vote before the meeting?

A: You may vote your shares by mail by filling in, signing and returning the enclosed proxy card. Most of our stockholders may also vote their shares by telephone or the Internet. The instructions for voting by telephone or the Internet can be found with your proxy card. If you vote by telephone or the

Internet, you do not need to return your proxy card. You may either vote "For" all the nominees to the Board of Directors of Cantel or you may withhold authority to vote for any nominee(s) you specify. With respect to the ratification of the selection of Ernst & Young LLP as Cantel's independent registered public accounting firm for the fiscal year ending July 31, 2008, you may vote "For" or "Against" or abstain from voting.

Q: May I vote at the meeting?

A: Yes, you may vote your shares at the meeting if you attend in person. Even if you plan to attend the meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q: How many votes do I have?

A: Each share of common stock that you own as of November 16, 2007, entitles you to one vote on each matter voted upon at the Annual Meeting. On November 16, 2007, there were 16,263,831 shares of our Common Stock outstanding.

Q: What should I do if I receive more than one set of proxy materials?

A: You may receive more than one set of these proxy materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card that you receive to ensure that all your shares are voted.

Q: May I change my vote?

A: Yes, you may change your vote or revoke your proxy at any time before the vote at the meeting. You may change your vote prior to the meeting by executing a valid proxy bearing a later date and delivering it to us prior to the meeting at Cantel Medical Corp., 150 Clove Road, Little Falls, New Jersey 07424, Attn: Assistant Secretary. You may withdraw your vote at the meeting and vote in person by giving written notice to our Assistant Secretary. You may also revoke your vote without voting by sending written notice of revocation to our Corporate Secretary at the above address.

Q: How are my shares voted if I submit a proxy but do not specify how I want to vote?

A: If you submit a properly executed proxy card but do not specify how you want to vote, your shares will be voted FOR the election of each of the nominees for director and FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2008, and in the discretion of the persons named as proxies on all other matters that are properly brought before the meeting.

Q: How do I vote if my broker holds my shares in "street name"?

A: Shares held in "street name" are held in the name of your bank or broker. If your shares are held in a brokerage account in street name, they are not included in the total number of shares listed as owned by you on the enclosed proxy card. Your bank or broker will send you instructions on how to vote those shares.

Q: What vote is required to elect Directors?

A: The ten nominees for election as directors who receive the highest number of "FOR" votes will be elected as directors. This number is a plurality. Abstentions and broker non-votes (defined below) will have no effect on the outcome of the voting to elect directors.

Q: What vote is required to ratify the selection of Ernst & Young LLP as Cantel's independent registered public accounting firm for the fiscal year ending July 31, 2008?

A: For approval of this proposal, the proposal must receive the "FOR" vote of a majority of the shares present in person or by proxy and entitled to vote on the matter. Abstentions will have the same effect as a vote against the proposal and broker non-votes will have no effect on the outcome of the vote.

Q: What is a broker non-vote?

A: When shares are held in "street name," a broker non-vote may occur when a bank or brokerage firm does not vote on a proposal because it does not have discretionary voting power and has not received instructions from the beneficial owner of the shares. A broker non-vote is counted for the purpose of determining whether a quorum is present. Under the current rules of the New York Stock Exchange (NYSE), your broker is permitted to vote your shares on certain routine matters, such as the election of directors and the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2008, even if you do not instruct the broker how to vote.

Q: Who will count the votes?

A: Votes will be counted by the independent inspector of election appointed for the meeting.

Q: Who pays for the solicitation of proxies?

A: We will pay for the entire cost of soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. In addition, our directors and employees may solicit proxies in person, by telephone, by Internet, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies.

Q: How can I find out the results of the voting at the Annual Meeting?

A: Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our Quarterly Report on Form 10-Q for the quarter ending January 31, 2008.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

        The following table sets forth, as of November 16, 2007, the number of common shares owned beneficially by any persons we know to be beneficial owners of more than five percent of our outstanding common shares, each of our directors and each of our current executive officers named in the Summary Compensation Table below and all of our directors and officers as a group.

		Shares Beneficially Owned(1)
Name and Address of Beneficial Owners	Position with Cantel	Number		Percent of Total
Charles M. Diker 150 Clove Road Little Falls, NJ 07424	Chairman of the Board and Director	3,247,130	(2)	19.7%
Alan J. Hirschfield	Vice Chairman of the Board and Director	307,223	(3)	1.9%
Robert L. Barbanell	Director	65,729	(4)	*
Alan R. Batkin	Director	42,750	(5)	*
Joseph M. Cohen	Director	79,000	(6)	*
Mark N. Diker	Director	138,126	(7)	*
Darwin C. Dornbush, Esq.	Director	53,836	(8)	*
Elizabeth McCaughey	Director	21,750	(9)	*
Bruce Slovin	Director	287,850	(10)	1.8%
R. Scott Jones	CEO and President and Director	140,000	(11)	*
Andrew A. Krakauer	Executive Vice President and COO	116,333	(12)	*
Eric W. Nodiff	Senior Vice President, General Counsel and Corporate Secretary	105,166	(13)	*
Seth R. Segel	Senior Vice President—Corporate Development	103,483	(14)	*
Craig A. Sheldon	Senior Vice President and CFO	140,450	(15)	*
James P. Reilly	Former CEO and President	572,651	(16)	3.5%
Independence Investments LLC 53 State Street Boston, MA 02109	5% Stockholder	1,001,000	(17)	6.2%
Dimensional Fund Advisors Inc. 1299 Ocean Avenue Santa Monica, CA 90401	5% Stockholder	1,323,996	(17)	8.1%
All officers and directors as a group of 18 persons		4,988,837	(18)	28.9%

*
Represents beneficial ownership of less than one percent (1%).

(1)
Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from November 16, 2007 upon the exercise of options. Each beneficial owner's percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and that are exercisable within 60 days from November 16, 2007 have been exercised.

(2)
Includes 1,829,328 shares owned directly by Mr. Diker and 198,750 shares that Mr. Diker may acquire pursuant to stock options. Also includes an aggregate of 1,219,052 shares for which Mr. Diker may be deemed to be the beneficial owner comprised of (i) 295,286 shares owned by Mr. Diker's wife, (ii) 261,744 shares owned by trusts for the benefit of Mr. Diker's children (including 122,939 shares disclosed in the chart above as beneficially owned by Mark N. Diker),

  (iii) 33,776 shares held in accounts for Mr. Diker's grandchildren over which he exercises investment discretion (including 4,800 shares disclosed in the chart above as beneficially owned by Mark N. Diker), (iv) 13,080 shares held by the DicoGroup, Inc., a corporation of which Mr. Diker serves as Chairman of the Board, (v) 217,032 shares owned by a non-profit corporation of which Mr. Diker and his wife are the principal officers and directors, and (vi) 398,134 shares held in certain other accounts over which Mr. Diker exercises investment discretion.

(3)
Includes 34,500 shares that Mr. Hirschfield may acquire pursuant to stock options.

(4)
Includes 27,750 shares that Mr. Barbanell may acquire pursuant to stock options. Does not include 5,625 shares owned by Mr. Barbanell's wife as to which Mr. Barbanell disclaims beneficial ownership.

(5)
Includes 39,000 shares that Mr. Batkin may acquire pursuant to stock options.

(6)
Includes 24,375 shares that Mr. Cohen may acquire pursuant to stock options.

(7)
Includes 5,387 shares owned directly by Mr. Diker and 5,000 shares that Mr. Diker may acquire pursuant to stock options. Also includes an aggregate of 122,939 shares owned by trusts for the benefit of Mr. Diker and 4,800 shares owned by a trust for the benefit of his children for which Mr. Diker may be deemed to be the beneficial owner.

(8)
Includes 32,250 shares that Mr. Dornbush may acquire pursuant to stock options.

(9)
Consists of 21,750 shares that Ms. McCaughey may acquire pursuant to stock options.

(10)
Includes 38,250 shares that Mr. Slovin may acquire pursuant to stock options.

(11)
Includes 50,000 shares that Mr. Jones may acquire pursuant to stock options and 60,000 restricted shares subject to forfeiture.

(12)
Includes 83,333 shares that Mr. Krakauer may acquire pursuant to stock options and 30,000 restricted shares subject to forfeiture.

(13)
Includes 81,666 shares that Mr. Nodiff may acquire pursuant to stock options and 20,000 restricted shares subject to forfeiture.

(14)
Includes 83,333 shares that Mr. Segel may acquire pursuant to stock options and 20,000 restricted shares subject to forfeiture.

(15)
Includes 109,400 shares that Mr. Sheldon may acquire pursuant to stock options and 20,000 restricted shares subject to forfeiture.

(16)
Includes 196,008 shares owned by Mr. Reilly's wife. Mr. Reilly retired on January 1, 2007. His stock ownership is not included under "All officers and directors as a group."

(17)
Based upon information as of September 30, 2007 set forth in a 13F Holdings Report filed by the beneficial owner with the SEC.

(18)
Includes 1,001,191 shares that may be acquired pursuant to stock options and 175,000 restricted shares subject to forfeiture.

Section 16(a) Beneficial Ownership Reporting Compliance

        Federal securities laws require our executive officers and directors and persons owning more than 10% of our Common Stock to file certain reports on ownership and changes in ownership with the Securities and Exchange Commission (SEC). Based on a review of our records and other information, we believe that during fiscal 2007, our executive officers, directors and persons holding more than 10% of our common stock timely filed all Section 16(a) reports.

PROPOSAL 1

ELECTION OF DIRECTORS

        Our entire Board of Directors is elected each year at the Annual Meeting of Stockholders. The Board is currently comprised of ten members. Each of the nominees listed below is an incumbent director whose nomination to serve for a one-year term was recommended by our Nominating and Governance Committee and approved by the Board. The ten nominees include seven independent directors as defined in the NYSE rules and regulations.

        Each nominee elected as a director will continue in office until his successor has been elected and qualified or until his or her earlier death, resignation or retirement. Each person nominated has agreed to serve if elected.

        The persons named as proxies intend to vote the proxies FOR the election of each of the nominees unless you indicate on the proxy card that your vote should be withheld from any or all of the nominees. If for some reason one or more of the nominees is unable to serve, proxies will be voted in favor of the remaining nominees and may be voted for substitute nominees recommended by the Board.

        The following persons have been nominated as directors:

Name and Principal Occupation or Position	Age	Has Been a Director Since
Robert L. Barbanell	77	1994
President, Robert L. Barbanell Associates, Inc., a financial consulting company, since 1994.
Alan R. Batkin	63	2004

Vice Chairman, Eton Park Capital Management, L.P., an investment firm, since February 2007. For more than five years prior thereto, Mr. Batkin served as Vice Chairman of Kissinger Associates, Inc., a geopolitical consulting firm that advises multi-national companies. He is also a director of Hasbro, Inc. (NYSE), a toy and game company, Overseas Shipholding Group, Inc. (NYSE), a company that operates oceangoing bulk cargo vessels, and Diamond Offshore Drilling, Inc. (NYSE)(a subsidiary of Loews Corporation), an oil and gas offshore drilling company.
Joseph M. Cohen	70	2000
Chairman of JM Cohen & Co., L.L.C., a family investment group, for more than the past five years.
Charles M. Diker	72	1985

Chairman of the Board since 1986. Mr. Diker has served as a managing partner of Diker Management LLC, a registered investment adviser, for more than the past five years. He is also a director of Loews Corporation (NYSE), a holding company whose subsidiaries include a property, casualty and life insurance company, a tobacco company, a hotel chain, an oil and gas offshore drilling company, and a watch company.

Mark N. Diker	41	2007

Co-managing partner of Diker Management LLC, a registered investment adviser, since February 2003. From September 2000 to February 2003, Mr. Diker was a General Partner at Arsenal Capital Partners, a private equity firm he co-founded.
Darwin C. Dornbush, Esq.	77	1963

Partner, law firm of Dornbush Schaeffer Strongin & Venaglia, LLP, which periodically provides legal services to us, for more than the past five years. Mr. Dornbush is also a director of Levitt Corporation (NYSE) a commercial and residential property developer.
Alan J. Hirschfield	72	1986

Vice Chairman of the Board of Cantel since 1988 and private investor and consultant for more than the past five years. Mr. Hirschfield is also a director of Carmike Cinemas, Inc. (NASDAQ), a national theater chain, and Leucadia National Corp. (NYSE), a holding company engaged in various operating and investing activities.
R. Scott Jones	49	2006

President and CEO since December 2006. From October 2004 to December 2006 Mr. Jones served as President and CEO of Symphony Health Services, Inc., a provider of contract healthcare services that was sold to RehabCare Group (NYSE) in July 2006; and from July 2001 to June 2003, he served as President and Chief Executive Officer of Accentia, Inc., an international specialty bio-pharmaceutical company. For approximately 11 years prior thereto, Mr. Jones served in various executive positions at PharMerica, Inc. and GE Medical Systems.
Elizabeth McCaughey	59	2005

Chairman, Committee to Reduce Infection Deaths, which she founded, since 2004. For more than five years prior thereto, Ms. McCaughey served as a senior fellow or adjunct senior fellow at Hudson Institute, a policy research organization, where she focused on the impact of medical innovation and scientific discovery on longevity, health care costs and the economy. Ms. McCaughey is a director of Genta Incorporated (NASDAQ), a biopharmaceutical company engaged in pharmaceutical (drug) research and development.
Bruce Slovin	71	1986

President, 1 Eleven Associates, LLC, a private investment firm, for more than the past five years. Mr. Slovin is a director of M&F Worldwide Corp. (NYSE), a manufacturer of licorice extract and provider of checks and related products and services.

CORPORATE GOVERNANCE

        We seek to follow best practices in corporate governance in a manner that is in the best interests of our business and our stockholders. We are in compliance with the corporate governance requirements imposed by the Sarbanes-Oxley Act, the SEC and the NYSE and will continue to review our policies and practices to meet ongoing developments in this area.

Code of Business Conduct and Ethics

        All of our employees, including our Chief Executive Officer (CEO), Chief Financial Officer (CFO), all other senior financial officers and all other executive officers, are required to comply with our Code of Business Conduct and Ethics. You can access our Code of Business Conduct and Ethics by clicking on the "Corporate Governance" link in the "Investor Relations" section of our website at www.cantelmedical.com. The Code of Business Conduct and Ethics is also available in print to any requesting stockholder. We will post any amendments to or waivers of our Code of Business Conduct and Ethics on our website.

Corporate Governance Guidelines

        Our Corporate Governance Guidelines reflect the principles by which we operate. From time to time, the Nominating and Governance Committee and the Board reviews and revises our Corporate Governance Guidelines in response to regulatory requirements and evolving best practices. You can access our Corporate Governance Guidelines by clicking on the "Corporate Governance" link in the "Investor Relations" section of our website at www.cantelmedical.com. The Corporate Governance Guidelines is also available in print to any requesting stockholder.

Certain Relationships and Related Persons Transactions

        Mark N. Diker, the son of our Chairman of the Board, became a director of Cantel on October 18, 2007. Because of such family relationship, he is not treated as an independent director.

BOARD MEETINGS; COMMITTEES

Board Meetings and Attendance of Directors

        The Board held four regular meetings and three special meeting during the fiscal year ended July 31, 2007. During fiscal 2007, each of the incumbent directors attended 75% or more of the total meetings of the Board and the respective committees on which he or she served. Directors are required to make every reasonable effort to attend the Annual Meeting. Eight members of the Board attended our 2006 Annual Meeting of Stockholders.

Director Independence

        The Board has affirmatively determined that the following seven directors have no material relationship with us and are independent within the meaning of Rule 10A-3 of the Securities Exchange Act of 1934 (the "Exchange Act") and within the NYSE definition of "independence": Robert L. Barbanell, Alan R. Batkin, Joseph M. Cohen, Darwin C. Dornbush, Alan J. Hirschfield, Elizabeth McCaughey and Bruce Slovin. To assist in making the independence determination, the Board has adopted categorical standards for Director Independence as part of our Corporate Governance Guidelines. These standards, a copy of which is attached to this Proxy Statement as Annex A, satisfy the NYSE independence requirements. Independent directors receive no compensation from us for service on the Board or the Committees other than directors' fees and stock option grants under our 2006 Equity Incentive Plan.

Executive Sessions; Presiding Director

        As required by the NYSE listing standards, our non-management directors meet in executive sessions at which only non-management directors are present on a periodic basis. Currently, Alan R.

Batkin, who was selected by our non-management directors to serve a one-year term as the presiding independent director, is the chairperson for all non-management director meetings.

Communications with Directors; Hotline

        You may contact the entire Board of Directors, any Committee, the presiding independent director or any other non-management directors as a group or any individual director by calling our toll-free Hotline at 1-800-826-6762. An outside vendor collects all reports or complaints and delivers them to our General Counsel, who forwards them to the Audit Committee and/or the appropriate director or group of directors. You are also welcome to communicate directly with the Board at our Annual Meeting of Stockholders. Additional information regarding the Hotline can be found by clicking on the "Corporate Governance" link in the "Investor Relations" section of our website at www.cantelmedical.com.

Committees

        The Board of Directors has three standing committees: the Audit Committee, the Compensation and Stock Option Committee (the Compensation Committee) and the Nominating and Governance Committee (the Nominating Committee). All members of the Audit Committee, the Compensation Committee and the Nominating Committee are independent directors within the definition in the NYSE listing standards and Rule 10A-3 of the Exchange Act. Each of the Committees has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by us. The Board-approved charters of each of the Committees can be found by clicking on the "Corporate Governance" link in the "Investor Relations" section of our website at www.cantelmedical.com or (free of charge) by sending a written request to Cantel Medical Corp., 150 Clove Road, Little Falls, NJ 07424, Att: Assistant Secretary.

        Audit Committee.    The Audit Committee is composed of Messrs. Barbanell (Chairman), Batkin and Slovin. All of the Audit Committee members are financially literate, and at least one member has accounting and financial management expertise. The Board has determined that Mr. Barbanell qualifies as an "audit committee financial expert" for purposes of the SEC's rules.

        The Audit Committee performs the following functions: (1) assisting the Board in fulfilling its oversight responsibilities with respect to (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements, (c) the independent registered public accounting firm's qualifications and independence, and (d) the performance of our internal audit function and independent registered public accounting firm and (2) preparing a report in accordance with the rules of the SEC to be included in our annual proxy statement.

        The Audit Committee held six meetings during fiscal 2007, of which four were meetings held prior to the filing of our Quarterly Reports on Form 10-Q or Annual Report on Form 10-K for the purpose of reviewing such reports. Only the Committee Chairman is required to attend (although the other members of the Committee may attend) meetings in connection with the review of our Quarterly Reports pursuant to the Audit Committee Charter.

        Compensation Committee.    The Compensation Committee is composed of Messrs. Hirschfield (Chairman), Cohen and Batkin (who joined the Committee in October 2007). The Compensation Committee performs the following functions: (1) discharging the Board's responsibilities relating to compensation of our executive officers; (2) producing an annual report on executive compensation for inclusion in our proxy statement in accordance with applicable rules and regulations; and (3) administering our equity incentive plan in accordance with the terms of such plans. The Compensation Committee held five meetings during fiscal 2007.

        Nominating Committee.    The Nominating Committee is composed of Messrs. Dornbush (Chairman), Barbanell and McCaughey. The Committee performs the following functions: (1) identifying individuals qualified to become Board members, consistent with criteria approved by the Board and recommending that the Board select the director nominees for the next annual meeting of stockholders; (2) developing and recommending to the Board the Corporate Governance Guidelines; (3) overseeing evaluation of the Board and management and (4) reviewing and assessing the compensation paid to members of the Board and its committees. The Nominating Committee held two meetings during fiscal 2007.

        The Nominating Committee has established a process for identifying and evaluating nominees for director. Although the Committee will consider nominees recommended by stockholders, the Committee believes that the process it utilizes to identify and evaluate nominees for director is designed to produce nominees that possess the educational, professional, business and personal attributes that are best suited to further our purposes. Any interested person may recommend a nominee by submitting the nomination, together with appropriate biographical information, to the Nominating Committee, c/o Cantel Medical Corp., 150 Clove Road, Little Falls, NJ 07424, Attn: Assistant Secretary. All recommended candidates will be considered using the criteria set forth in our Corporate Governance Guidelines.

        The Nominating Committee will consider, among other things, the following factors to evaluate recommended nominees: the Board's current composition, including expertise, diversity, balance of management and non-management directors, independence and other qualifications required or recommended by applicable laws, rules and regulations (including NYSE requirements) and company policies or procedures. The Committee will also consider the general qualifications of potential nominees, including, but not limited to personal integrity; concern for Cantel's success and welfare; experience at strategy/policy setting level; high-level leadership experience in business or administrative activity; breadth of knowledge about issues affecting Cantel; an ability to work effectively with others; sufficient time to devote to the Company; and freedom from conflicts of interests.

Executive Officers of Cantel

Name	Age	Position
Charles M. Diker	72	Chairman of the Board
R. Scott Jones	49	President and Chief Executive Officer
Andrew A. Krakauer	52	Executive Vice President and Chief Operating Officer
Eric W. Nodiff	50	Senior Vice President, General Counsel and Secretary
Seth R. Segel	38	Senior Vice President—Corporate Development
Craig A. Sheldon	45	Senior Vice President and Chief Financial Officer
Steven C. Anaya	37	Vice President and Controller
Roy K. Malkin	61	President and CEO of Minntech Corporation, a subsidiary of Cantel
Richard Allen Orofino	68	President and CEO of Crosstex International, Inc., a subsidiary of Cantel
Curtis Weitnauer	44	President and CEO of Mar Cor Purification, Inc., a subsidiary of Cantel

        Set forth below is certain biographical information concerning our executive officers who are not also directors:

        Mr. Krakauer has served as our Executive Vice President and Chief Operating Officer since August 2004. For more than five years prior thereto, he served as President of the Ohmeda Medical Division of Instrumentarium / GE Healthcare.

        Mr. Nodiff has served as our Senior Vice President and General Counsel since January 1, 2005 and as Secretary since December 2005. For more than five years prior thereto he served as a partner of Dornbush Schaeffer Strongin & Venaglia, LLP, the law firm that served as our outside general counsel.

        Mr. Segel has served as our Senior Vice President—Corporate Development since November 2002.

        Mr. Sheldon, who has been employed by us in various executive capacities since 1994, has served as our Senior Vice President and Chief Financial Officer since November 2002. Mr. Sheldon is a certified public accountant.

        Mr. Anaya, who has been employed by us since March 2002, has served as Vice President since November 2003 and Controller since November 2002. Prior thereto, he served as our Assistant Controller. Mr. Anaya is a certified public accountant.

        Mr. Malkin has served as President and Chief Executive Officer of Minntech since September 2001 and as President and Chief Executive Officer of Medivators, Inc. (former subsidiary of Cantel that merged into Minntech) since June 1999.

        Mr. Orofino, a former shareholder of Crosstex, has served as President of Crosstex since 2000 and in other executive capacities at Crosstex since 1968.

        Mr. Weitnauer has serviced as President and Chief Executive Officer of Mar Cor since August 2006. He served as Operations Leader of GE Osmonics, Inc. from 2003 to 2006, and in other executive capacities at GE Osmonics, Inc. (or its predecessor company) since 1986.

COMPENSATION DISCUSSION AND ANALYSIS

        The Compensation and Stock Option Committee of the Board of Directors (the Compensation Committee) discharges certain responsibilities of the Board of Directors with respect to compensation of the Company's executive officers, which, for the fiscal year ended July 31, 2007, included current Chief Executive Officer (CEO) and President, R. Scott Jones, who was appointed to such offices on December 18, 2006; prior CEO and President, James P. Reilly, who held such offices through January 1, 2007; Chief Financial Officer (CFO) and Senior Vice President, Craig A. Sheldon; Executive Vice President and Chief Operating Officer (COO), Andrew A. Krakauer; Senior Vice President and General Counsel, Eric W. Nodiff; and Senior Vice President—Corporate Development, Seth R. Segel (the Named Executive Officers or NEOs). In discharging such responsibilities, the Compensation Committee, among other things, determines and approves the compensation of the CEO and makes recommendations to the Board of Directors with respect to compensation of other executive officers. The Compensation Committee is also responsible for administering the Company's equity incentive plan.

Objectives of Compensation Program

        The primary objectives of the Company's compensation program are to:

  •
  Closely align the interests of the executive officers with those of the stockholders, and

  •
  Offer compensation opportunities that attract and retain talented executive officers, motivate such officers to perform at their highest level and reward their achievements.

        The abilities and performance of the Company's executives are critical to the Company's long-term success, and the objectives of the compensation program are designed to complement each other by balancing the Company's interest in achieving both its short term and long term goals. Base salary and discretionary and incentive-based cash bonuses are paid to reward performance and the achievement of short-term objectives and equity awards, which include a mix of stock options and restricted stock awards, are used to align the executives' interests with the long-term success of the Company. In addition to the different forms of compensation, the Company uses employment agreements that provide certain post-termination benefits to attract and retain qualified executive officers. All of the Company's NEOs are employed pursuant to employment agreements, the material terms of which are described below under the heading "Narrative Addendum to the Summary Compensation Table and Grants of Plan-Based Awards Table."

What the Company's Compensation Program is Designed to Reward

        The Company's business plan emphasizes growth through the expansion of existing operations and the addition of new products through acquisitions and product development. This strategy is advanced by identifying and acquiring businesses; effectively integrating acquired operations, personnel, products and technologies into the organization; retaining and motivating key personnel throughout the Company; attracting and retaining customers; and encouraging new product development. In addition, the Company relies on its executives to sustain and efficiently manage current businesses while adapting and growing its business segments in response to the ever-changing competitive landscape, and, in general, to maximize stockholder value. The compensation program is designed to reward the NEOs for successfully managing these tasks.

Elements of the Compensation Program; Why the Compensation Committee Chose Each Element and How it Relates to the Company's Objectives

        Base salary is the primary fixed element of the Company's compensation program and is used to attract and retain, as well as motivate and reward, executive officers. In determining base salary at the commencement of the term of an NEO's employment agreement, and annually in determining whether any discretionary increase in base salary is appropriate, the Compensation Committee considers the experience, skills, knowledge and responsibilities required of the executive officer in his role, specifically, the functional role of the position, the level of the individual's responsibility, the ability to replace the individual, and if applicable, the base salary of the individual at his prior employment. In addition, the Compensation Committee informally considers competitive market practices with respect to the salaries of the NEOs.

        The other element of cash compensation paid by the Company to each NEO consists of a discretionary cash bonus or an incentive-based cash bonus, which is intended to motivate and reward executive officers for their performance during the year. Each employee's employment agreement sets forth whether the employee's bonus will be discretionary or based upon a formula or performance targets that are described in the agreement. The Compensation Committee uses incentive-based cash bonuses to determine bonus awards for those executives whose achievements can generally be measured and rewarded based on pre-determined financial or business criteria. The Compensation Committee may additionally award discretionary bonuses to NEOs in order to reflect exceptional individual performance that the Compensation Committee believes was not appropriately reflected in incentive based cash bonuses or equity awards.

        Equity awards (which may consist of restricted stock, stock options, stock appreciation rights or performance awards) are granted to NEOs in order to give them an ownership interest in the Company, thereby aligning their interests with those of the stockholders. Restricted stock awards consist of awards of the Company's common stock subject to specified restrictions including, among other things, continued employment with the Company. Stock options and stock appreciation rights (rights to receive a payment equal to the increase in fair market value of the Company's common stock since the grant date thereof) are equity awards whose value depends on an increase in the Company's common stock price. The Compensation Committee structures awards of restricted stock and stock options to vest over a three to four year period thereby rewarding NEOs for achievement of the Company's long term goal of creating stockholder value. Performance awards are equity-based awards subject to the achievement of performance goals, as conclusively determined by the Compensation Committee. To date, no stock appreciation rights or performance awards have been granted.

How the Compensation Committee Chose Amounts and Formulas for Each Element

        Base Salary.    As stated above, each NEO is party to an employment agreement that sets forth his annual base salary and his eligibility for discretionary or incentive-based cash bonuses and equity awards. A more detailed description of these employment agreements may be found below under the heading "Narrative Addendum to the Summary Compensation Table and Grants of Plan-Based Awards Table." Mr. Jones was engaged during the year as the Company's new CEO following the retirement of

Mr. Reilly. The Compensation Committee used a third party executive search firm to identify candidates for the position and considered general market information with respect to CEO salaries provided by the firm as well as Mr. Jones's experience, credentials and the responsibilities associated with the position in establishing his base salary. Based on such considerations, the Compensation Committee approved a base salary of $450,000 for Mr. Jones for the 2007 calendar year. Mr. Reilly's fiscal 2007 base salary was increased to $500,000 from $450,000 as specified in his employment agreement. The base salary for Mr. Sheldon was increased pursuant to the terms of his employment agreement by 5% over his base salary for the previous fiscal year. Mr. Krakauer's base salary was increased by 13% from $288,750 to $325,000 on September 1, 2006 based upon his performance as COO during the previous fiscal year. The Compensation Committee specifically approved this increase based on Mr. Krakauer's leadership and contributions to the improved performance of the Company's Water Purification and Filtration segment and Specialty Packaging segment, and to better align his base salary with Cantel's divisional presidents. The base salary for Messrs. Nodiff and Segel was increased pursuant to the terms of their employment agreements by 5% over their base salaries for the previous fiscal year.

        Bonuses.    In connection with the retention of Mr. Jones as the Company's new CEO, the Compensation Committee approved a minimum bonus for the first year of Mr. Jones employment (the 2007 calendar year) equal to $450,000, his base salary for the first year. In subsequent years, Mr. Jones's bonus will be subject to the discretion of the Compensation Committee, which will consider increases in the Company's earnings per share as well as other relevant factors in making such determinations, but with a target bonus of at least $450,000. Mr. Reilly's bonus for the 2007 fiscal year was based on the increase in the Company's earnings per share over the prior year. The provisions of Messrs. Jones's and Reilly's employment agreements relating to their bonuses are described below under the heading "Narrative Addendum to the Summary Compensation Table and Grants of Plan-Based Awards Table." In determining the CEO bonus, the Compensation Committee specifically considers increases in the Company's earnings per share during the fiscal year since such measurement reflects the overall performance of the Company and the maximization of stockholder value. After the end of the 2007 fiscal year, based on an offer by Mr. Jones to voluntarily reduce his 2007 bonus, the Compensation Committee approved a cash bonus of $405,000 for Mr. Jones for the 2007 calendar year, which will be payable in January 2008. Mr. Reilly was awarded a bonus of $70,736 for the 2007 fiscal year, which was a pro rata percentage of his annual bonus for such year based on his five months of employment during the year, consistent with the terms of his employment agreement.

        The employment agreements with Messrs. Sheldon and Nodiff, the Company's CFO and General Counsel, respectively, provide for discretionary bonuses, which are determined following the end of the Company's fiscal year based on the recommendations of the Company's CEO and Chairman, the Compensation Committee's subjective evaluation of the employee's performance during the year, the officer's contribution to the Company's achievements during the year, and the overall performance of the Company. The Compensation Committee believes that discretionary bonuses are appropriate for the positions of CFO and General Counsel since a qualitative standard based purely on the performance of the Company's equity would not necessarily reflect the executive's performance and contributions during the year. However, because the Compensation Committee desires to have a portion of future bonuses for such executives be aligned with the performance of the Company, it is currently developing a new bonus formula under which such bonuses will be based in part on the Company's earnings per share or other objective performance criteria.

        For the 2007 fiscal year, the Compensation Committee recommended and the Board approved a cash bonus of $126,000 for Mr. Sheldon. Such bonus was based on the recommendation of the Chairman and the current and former CEOs of the Company, and considered the Company's achievements during the year and, in particular, Mr. Sheldon's contributions and achievements in the following areas: (i) overall involvement in the preparation of the Company's strategic business plan and ongoing management of actual performance against such plan, (ii) overall audit of the Company's financial statements and internal controls, (iii) management of the Company's treasury and tax functions, and (iv) due diligence, negotiation, completion and integration associated with five acquisitions. The Compensation Committee recommended and the board approved a cash bonus of $126,000 for Mr. Nodiff for the 2007 calendar year, which will be payable in January 2008. Such bonus was based on the recommendation of the Chairman and the CEO of the Company, and considered the Company's achievements during the year and, in particular, Mr. Nodiff's contributions and achievements in the following areas: (i) advisor on all legal aspects of the Company's business as well as strategic and other business matters as a member of the senior management team, (ii) due diligence, negotiation, completion and integration associated with five acquisitions, and (iii) negotiation of contracts for, and providing general legal counseling to, each of the Company's operating segments. In addition to their annual bonuses, the Compensation Committee awarded special one-time mid-year cash bonuses of $14,500 and $25,000 to Messrs. Sheldon and Nodiff, respectively, in recognition of their efforts in the Company's expedited acquisition and subsequent integration of the GE Water and Technologies' Dialysis Water Business.

        The cash bonuses paid to Messrs. Krakauer and Segel are based on the formulas set forth in their employment agreements. The formula for determining the bonus the Company paid to Mr. Krakauer, the COO of the Company, was based upon the Company's actual pre-tax income relative to budgeted pre-tax income, a measure of the success of the Company's operations. The formula for determining the bonus the Company paid to Mr. Segel, Senior Vice President—Corporate Development of the Company, was based upon acquisitions consummated by the Company during which Mr. Segel played a lead role. The amount of the bonus was equal to .45% of the first $50 million of total consideration, .325% of the next $50 million of total consideration, and .20% of any additional consideration paid by the Company with respect to such acquisitions. A more detailed description of the formulas are included in the description of each NEO's employment agreement set forth below under the heading "Narrative Addendum to the Summary Compensation Table and Grants of Plan-Based Awards Table." Based on the formula, Mr. Krakauer was awarded incentive-based compensation in the amount of $97,500 for the 2007 fiscal year. In addition, Mr. Krakauer received a $28,500 discretionary bonus during fiscal 2007 based principally on (i) his significant contributions to operations on which he has oversight responsibility, (ii) the excellent performance of the Company's Specialty Packaging segment, for which he serves as acting President, (iii) his involvement in the transition process related to the CEO position, (iv) his contribution to the due diligence, negotiation, completion and integration associated with five acquisitions, and (v) the better alignment of his compensation with other senior executives of the Company and its division presidents. Based on the formula, Mr. Segel was awarded incentive based compensation in the amount of $161,956 for the 2007 fiscal year.

        Equity Awards.    With respect to equity awards, the Compensation Committee determines the number of shares of stock underlying the awards based upon the NEOs' performance, the Company's performance during the year, the impact of the awards on the Company's net income, and the dilutive effect of the awards on to the Company's outstanding shares. In determining the mix of restricted stock and stock options to be granted, the Compensation Committee also considers the tax and accounting implications for the employee and the Company. All stock options have an exercise price equal to the fair market value of the Company's stock on the grant date. A more detailed description of the Company's 2006 Equity Incentive Plan may be found below under the heading "Narrative Addendum to the Summary Compensation Table and Grants of Plan-Based Awards Table."

        On December 14, 2006 in connection with the retention of Mr. Jones and approval of his employment agreement, the Compensation Committee approved the grant to Mr. Jones of options to purchase 150,000 shares of the Company's common stock and 60,000 shares of restricted stock. The options were granted as of December 18, 2006, the commencement date of Mr. Jones's employment with the Company, and the restricted stock was granted on February 1, 2007 following stockholder approval of the Company's 2006 Equity Incentive Plan. The stock options have an exercise price equal to the fair market value of the Company's common stock on the date of the grant. The stock options and the restricted stock award vest in three equal installments on each annual anniversary of the commencement date of Mr. Jones's employment. The amount and terms of these equity awards were negotiated as part of the package offered to retain Mr. Jones and were based in part on the information provided by the third party firm used by the Company in its executive search. As a result of his retirement during the fiscal year, Mr. Reilly was not granted any equity awards during fiscal 2007.

        In October 2006, the Compensation Committee adopted a policy to consider the grant of equity awards within ten days following the public announcement of the Company's fiscal year-end results (within approximately 30 days following the announcement of fiscal 2006 results due to its close proximity to the adoption of the policy), which time was selected to allow for evaluation of the Company's performance for the entire fiscal year, and to ensure that the value of such equity awards reflect the public market's digestion of the Company's year-end financial performance. On November 7, 2006, based upon recommendations of the CEO and its evaluation of the executive officers' performance and taking into account the anticipated availability of restricted stock awards under the 2006 Equity Incentive Plan, which was to be submitted for stockholder approval at the Company's 2006 Annual Meeting in January of 2007, the Compensation Committee approved the grant of stock options to employees, including each NEO (other than the CEO). These awards included the grant of 15,000 stock options to Mr. Sheldon, 25,000 stock options to Mr. Krakauer, 20,000 stock options to Mr. Nodiff and 25,000 stock options to Mr. Segel.

        On February 1, 2007, following approval of the Company's 2006 Equity Incentive Plan, the Compensation Committee granted restricted stock awards covering 20,000 shares of stock to each of Messrs. Sheldon, Krakauer, Nodiff and Segel. All such restricted stock awards vest in three installments on each annual anniversary of the date of the grant. On February 1, 2007, Mr. Krakauer was also granted options to purchase 20,000 shares of common stock. In addition, on May 16, 2007, Mr. Krakauer was granted an additional award of 10,000 shares of restricted stock and 30,000 stock options. These grants were recommended by the CEO and approved by the Compensation Committee and the Board of Directors based on Mr. Krakauer's performance and contributions to the Company and to better align his compensation with other senior executives of the Company and its division presidents

        All stock options granted to NEOs during fiscal 2007 have an exercise price equal to the fair market value of the Company's common stock on the date of the grant and vest in three approximately equal installments on each annual anniversary of the date of the grant.

        In October 2007, the Compensation Committee decided to defer the grant of equity awards under the 2006 Equity Incentive Plan and to retain an independent compensation consulting firm to provide advice on matters related to executive compensation, including equity awards.

Post-Retirement and Other Benefits

        The employment agreements with each NEO provide for certain benefits in connection with certain events of the NEO's termination of employment. No benefits are provided with respect to retirement. In general, the Compensation Committee believes that post-termination benefits are an important aspect of the compensation program because they allow the Company to better recruit and retain executive officers by offering competitive compensation packages. Such benefits also allow the executive officers to focus on performance of their duties and eliminate distractions related to job security concerns. The Company provides benefits in the event of termination due to death or disability in order to provide assurance to NEOs that their families and dependents have financial support in such events. The Company provides benefits in the event of a change in control of the Company to further align the interests of the NEOs with those of the stockholders. These arrangements are primarily intended to maintain the NEOs' motivation to consummate the sale of the Company in circumstances where such event will maximize stockholder value, notwithstanding that such transaction may result in the NEOs' loss of continued employment with the Company. The Company provides benefits in the event of termination without cause and if the NEOs' employment agreements are not renewed in order to provide job security to NEOs so that they can remain focused on performance of their duties. The Compensation Committee establishes post-termination benefits for each NEO based on his salary and the term of his employment contract, which creates a direct correspondence between the value of the NEO's compensation and the post-termination benefits to which he is eligible. A more detailed description of these benefits may be found below under the heading "Post Termination Benefits and Change in Control."

COMPENSATION AND STOCK OPTION COMMITTEE REPORT*

        We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in the Company's 2007 Stockholder Meeting Schedule 14A Proxy Statement, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934. Based on the reviews and discussions referred to above, we have recommended to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in our Proxy Statement.

                      Compensation and Stock Option Committee
                      Alan J. Hirschfield (Chairman)
                      Alan R. Batkin
                      Joseph M. Cohen

*
Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the 1934 Act, the Report on Executive Compensation by the Compensation Committee shall not be incorporated by reference in any such filings.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth compensation for our current and former CEOs; our CFO and our three other most highly compensated executive officers (our Named Executive Officers or NEOs).

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
R. Scott Jones, President and Chief Executive Officer(2)	2007	262,500	236,250		162,500	211,244	—		223,625	(4)	1,096,119
James P. Reilly, President and Chief Executive Officer(3)	2007	208,333	—		—	—	70,736		73,391	(5)	352,460
Craig A. Sheldon, Senior Vice President and Chief Financial Officer	2007	251,034	140,500		54,167	30,337	—		17,624	(6)	493,662
Andrew A. Krakauer, Executive Vice President and Chief Operating Officer	2007	321,979	28,500		69,583	56,877	97,500		17,513	(7)	591,952
Eric W. Nodiff, Senior Vice President, General Counsel and Secretary	2007	257,292	150,514	(8)	54,167	22,000	—		17,678	(9)	501,651
Seth R. Segel, Senior Vice President—Corporate Development	2007	218,290	—		54,167	27,500	161,956	(10)	16,979	(11)	478,892

(1)
Represents the amount of compensation cost recognized by us in fiscal year 2007 related to stock and option awards granted in fiscal 2007 and prior years, as described in Statement of Financial Accounting Standards No. 123R (SFAS 123R). For a discussion of valuation assumptions, see Note 11 to our 2007 Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2007.

(2)
Mr. Jones commenced his employment as our President and CEO effective December 18, 2006, and therefore, the disclosed compensation relates to the portion of fiscal 2007 in which he was employed by Cantel.

(3)
Mr. Reilly's resignation was effective January 1, 2007, and therefore, the disclosed compensation relates to the portion of fiscal 2007 in which he was employed by Cantel.

(4)
Mr. Jones incurred relocation costs totaling $216,637 that are reimbursable by Cantel in accordance with the terms of his Employment Agreement dated December 18, 2006. Such relocation costs include $89,750 for listing fees relating to Mr. Jones' former house; $22,975 for house hunting expense, travel and lodging during the relocation; $12,904 for closing costs relating to Mr. Jones' new house; $13,382 for moving expenses; and $77,626 in income taxes relating to these relocation costs. Additionally, this amount includes the following amounts paid or accrued by us for the benefit of Mr. Jones for the portion of fiscal 2007 in which he was employed by Cantel: (i) $4,900 in vehicle fringe benefits, (ii) $1,558 in contributions under a 401(k) plan and (iii) $530 in term life insurance premiums.

(5)
Following his resignation, Mr. Reilly provided us part-time consulting services, as contemplated by the terms of his Employment Agreement dated August 1, 2005. Aggregate consulting fees earned by Mr. Reilly for the fiscal year ended July 31, 2007 were $64,756. Additionally, this amount includes the following amounts paid or accrued by us for the benefit of Mr. Reilly for the portion of fiscal 2007 in which he was employed by Cantel: (i) $4,875 in vehicle fringe benefits and (ii) $3,760 in term life insurance premiums.

(6)
This amount includes the following amounts paid or accrued by us for the benefit of Mr. Sheldon in accordance with his Employment Agreement dated November 1, 2004: (i) $9,300 in vehicle fringe benefits, (ii) $7,244 in contributions under a 401(k) plan, and (iii) $1,080 in term life insurance premiums.

(7)
This amount includes the following amounts paid or accrued by us for the benefit of Mr. Krakauer in accordance with his Employment Agreement dated August 30, 2004: (i) $9,300 in vehicle fringe benefits, (ii) $7,227 in contributions under a 401(k) plan, and (iii) $986 in term life insurance premiums.

(8)
Mr. Nodiff's bonus is paid on a calendar year basis. Accordingly, this amount represents a portion of each of his calendar 2006 bonus and his calendar 2007 bonus to the extent such amounts were accrued during the 2007 fiscal year.

(9)
This amount includes the following amounts paid or accrued by us for the benefit of Mr. Nodiff in accordance with his Employment Agreement dated January 1, 2005: (i) $9,300 in vehicle fringe benefits, (ii) $7,077 in contributions under a 401(k) plan, and (iii) $1,301 in term life insurance premiums.

(10)
Mr. Segel's bonus is paid on a contract year (November 1—October 31) basis. However, this amount represents the amount of the bonus attributable to the 2007 fiscal year.

(11)
This amount includes the following amounts paid or accrued by us for the benefit of Mr. Segel in accordance with his Employment Agreement dated November 1, 2004: (i) $9,300 in vehicle fringe benefits, (ii) $6,782 in contributions under a 401(k) plan, and (iii) $897 in term life insurance premiums.

Grants of Plan-Based Awards Table

        The following table sets forth certain additional information regarding grants of plan-based awards to our Named Executive Officers during the fiscal year ended July 31, 2007. Non-equity incentive plan awards, if any, are made to a Named Executive Officer pursuant to his employment agreement, as discussed under the heading "Narrative Addendum to the Summary Compensation Table and Grants of Plan-Based Awards Table" section in this Proxy Statement.

	Estimated Future Pay-Outs Under Non-Equity Incentive Plan Awards(1)					All Other Stock Awards: Number of Shares of Stock or Units #		All Other Option Awards: Number of Securities Underlying Options #(2)			Grant Date Fair Value of Stock and Option Awards ($/share)
										Exercise or Base Price of Option Awards ($/share)
Name	Threshold ($)	Target ($)	Maximum ($)		Grant Date
R. Scott Jones	—	—	—		12/18/06			150,000	(3)	16.75	6.82
					2/1/07	60,000	(4)				16.25
					7/31/07			1,500	(5)	14.48	5.88
James P. Reilly	n/a	n/a	750,000	(13)
Craig A. Sheldon	—	—	—		11/7/06			15,000	(6)	14.22	4.50
					2/1/07	20,000	(7)				16.25
Andrew A. Krakauer	97,500	162,500	227,500		11/7/06			25,000	(8)	14.22	4.50
					2/1/07	20,000	(7)				16.25
					2/1/07			20,000	(9)	16.25	5.17
					5/16/07	10,000	(10)				18.50
					5/16/07			30,000	(11)	18.50	5.83
Eric W. Nodiff	—	—	—		11/7/06			20,000	(12)	14.22	4.50
					2/1/07	20,000	(7)				16.25
Seth R. Segel	—	—	500,000		11/7/06			25,000	(8)	14.22	4.50
					2/1/07	20,000	(7)				16.25

(1)
Where "—" is indicated in the table, the NEO does not receive a bonus pursuant to a non-equity incentive plan. Where "n/a" is indicated in the table, the non-equity incentive plan does not provide for such threshold, target or maximum amount. All non-equity incentive plans referenced in the table provide that no bonus is payable if the minimum level of performance required by the plan is not achieved by the NEO.

(2)
Each such award consists of an option that has a term of five years.

(3)
The option vests and is exercisable as to 50,000 shares underlying the option on each of the first three anniversaries of December 18, 2006.

(4)
The restricted stock is subject to a risk of forfeiture which lapses as to 20,000 shares on each of the first three anniversaries of December 18, 2006.

(5)
The option vests and is exercisable as to 750 shares underlying the option on each of the first two anniversaries of July 31, 2007.

(6)
The option vests and is exercisable as to 5,000 shares underlying the option on each of the first three anniversaries of November 7, 2006.

(7)
The restricted stock is subject to a risk of forfeiture which lapses as to 6,667 shares on each of the first two anniversaries of February 1, 2007 and as to 6,666 shares on the third anniversary of February 1, 2007.

(8)
The option vests and is exercisable as to 8,333 shares underlying the option on each of the first two anniversaries of November 7, 2006 and as to 8,334 shares underlying the option on the third anniversary of November 7, 2006.

(9)
The option vests and is exercisable as to 6,667 shares underlying the option on each of the first two anniversaries of February 1, 2007 and as to 6,666 shares underlying the option on the third anniversary of February 1, 2007.

(10)
The restricted stock is subject to a risk of forfeiture which lapses as to 3,334 shares on the first anniversary of May 16, 2007 and as to 3,333 shares on each of the second and third anniversaries of May 16, 2007.

(11)
The option vests and is exercisable as to 10,000 shares underlying the option on each of the first three anniversaries of May 16, 2007.

(12)
The option vests and is exercisable as to 6,667 shares underlying the option on each of the first two anniversaries of November 7, 2006 and as to 6,666 shares underlying the option on the third anniversary of November 7, 2006.

(13)
Such maximum amount has not been prorated to reflect Mr. Reilly's termination date as an employee (January 1, 2007).

Narrative Addendum to the Summary Compensation Table and Grants of Plan-Based Awards Table

        Employment Agreements.    In connection with the appointment of Mr. Jones as our CEO and President, we entered into an employment agreement that continues on a year-to-year basis until terminated in accordance with its terms. The agreement provided for an annual initial base salary of $450,000 and a guaranteed bonus of at least that amount during the 2007 calendar year and eligibility to receive an annual cash bonus thereafter (targeted to be no less than $450,000) based on the achievement of performance targets to be determined annually at the commencement of each calendar year by the independent directors of the Board of Directors acting upon a recommendation by the Compensation Committee. In addition, the agreement provides for a stock option grant as of December 18, 2006, the commencement date of Mr. Jones's employment with us, to purchase 150,000 shares of our common stock at an exercise price equal to the fair market value of the shares on the date of grant, as well as the issuance on February 1, 2007 of 60,000 restricted shares of our common stock. The option has a five-year term and both the option and the restricted shares vest in three equal annual installments commencing December 18, 2007. The agreement also provides for discretionary increases in base salary as well as additional bonus and equity compensation as determined by the independent directors of the Board of Directors acting upon a recommendation by the Compensation Committee.

        On August 1, 2005, we entered into a two-year employment agreement with Mr. Reilly. The agreement expired on July 31, 2007. The agreement provided for an annual base salary of $500,000 for the fiscal year ended July 31, 2007, and an annual incentive-based cash bonus equal to 3.375% of his annual base salary for every $.01 increase in our diluted earnings per share (as adjusted in accordance with the agreement) for the then current year over the prior year, but not to exceed 150% of Mr. Reilly's annual base salary.

        On November 1, 2004, we entered into an employment agreement with Mr. Sheldon that, pursuant to a letter dated December 18, 2006, expires on October 31, 2008. The agreement provided for an annual initial base salary of $230,000, subject to annual increases equal to the greater of 5% or a cost of living formula, and a discretionary annual cash bonus. Following the 2007 fiscal year end, Mr. Sheldon's annual base salary was increased by 9% to $276,000, effective November 1, 2007.

        On August 30, 2004, we entered into an employment agreement with Mr. Krakauer that, pursuant to a letter dated December 18, 2006, expires on August 31, 2009. Mr. Krakauer's agreement provided for an annual initial base salary of $275,000, subject to annual increases equal to the greater of 5% or a cost of living formula, which amount was increased for fiscal 2007 to $325,000 as discussed above under the heading "Compensation Discussion and Analysis." Following the 2007 fiscal year end, Mr. Krakauer's annual base salary, as of September 1, 2007, was increased by 17% to $380,000. Mr. Krakauer's employment agreement also provides for an annual incentive-based cash bonus ranging from 30% to 70% of annual base salary if our "adjusted pre-tax income" meets or exceeds at least 90% of our "budgeted pre-tax income." The budget that forms the basis of Mr. Krakauer's incentive bonus is confidential financial information of the Company and we believe that public disclosure would put us at a competitive disadvantage with respect to our competitors; accordingly, such information is not disclosed. The Company believes that the range of Mr. Krakauer's targeted goals are realistic but challenging because our adjusted pre-tax income has met or exceeded at least 90% of our budgeted pre-tax income in each of the last three fiscal years, thus motivating him to expend his efforts to accomplish challenging but achievable financial goals. The letter dated December 18, 2006 amended such provision, applicable to the 2008 fiscal year, to base the cash bonus upon achievement of performance targets to be determined annually by the Board of Directors acting upon a recommendation by the Compensation Committee, retaining a bonus target between 30% and 70% of base salary. In addition, the employment agreement provided for a stock option grant as of August 30, 2004 covering 75,000 shares of our common stock at an exercise price of $17.14 per share, the fair market value of the shares on the date of grant. The option has a five year term and is currently fully vested.

        On January 1, 2005, we entered into an employment agreement with Mr. Nodiff that, pursuant to a letter dated December 18, 2006, expires on December 31, 2008. The agreement provided for an annual initial base salary of $250,000, subject to annual increases equal to the greater of 5% or a cost of living formula, and a discretionary annual cash bonus.

        On November 1, 2004, we entered into an employment agreement with Mr. Segel that, pursuant to a letter dated December 18, 2006, expires on October 31, 2008. The agreement provided for an annual initial base salary of $200,000, subject to annual increases equal to the greater of 5% or a cost of living formula, and an annual incentive-based cash bonus equal to .45% of the first $50 million of total consideration, .325% of the next $50 million of total consideration, and .20% of any addition consideration we pay with respect to an acquisition during the employment period on which Mr. Segel plays a lead role on the transaction (subject to maximum annual incentive compensation of $500,000). Following the 2007 fiscal year end, Mr. Segel's annual base salary was increased by 47% to $325,000, effective November 1, 2007.

        Under the terms of their respective employment agreements, each NEO is entitled to receive an automobile expense allowance between $500 and $700 per month and to participate in the medical and dental and all other benefit plans, including our 401(k) and life insurance benefit plans, to the extent generally made available to executive officers on the same basis as such other officers. In addition, each NEO's employment agreement provides for the Company to obtain a life insurance policy on such executive officer's life in a face amount between $250,000 and $500,000 payable to his designated beneficiary. The employment agreement with each of Messrs. Sheldon, Krakauer, Nodiff and Segel provides that such officer may be entitled to additional increases in base salary, cash bonuses and stock options as may be determined by our Compensation Committee in consultation with our CEO.

        2006 Equity Incentive Plan.    The 2006 Equity Incentive Plan (the Plan) provides for the granting of stock options, restricted stock awards, stock appreciation rights (SARs) and performance awards to our employees, including our executive officers. Non-employee directors also participate in the Plan. The Plan does not permit the granting of discounted options or discounted stock appreciation rights. The selection of employee participants in the Plan and the level of participation of each participant is determined by the Compensation Committee (the Board of Directors makes determinations relating to awards to non-employee directors). Subject to limitations set forth in the Plan, the Compensation Committee may delegate to our CEO or other executive officers such duties and powers as the Compensation Committee may deem advisable with respect to the designation of employees to be recipients of plan awards and the nature and size of such awards, except that no delegation may be made in the case of awards to executive officers or directors for awards intended to be qualified under Section 162(m) of the Code, or individual awards in excess of 1,500 restricted shares or 5,000 options (or aggregate awards during any fiscal quarter in excess of 5,000 restricted shares or 25,000 options).

        The Plan permits the grant of non-qualified stock options, incentive stock options qualifying under Section 422 of the Code (ISOs) and SARs. SARs permit the recipient to receive a payment measured by the increase in the fair market value of a specified number of our shares from the date of grant to the date of exercise. Distributions to the recipient of a SAR may be made in common stock, in cash or in a combination of both as determined by the Compensation Committee. The Compensation Committee determines the terms of each stock option and SAR at the time of the grant. The exercise price of a stock option may not be less than the fair market value of our common stock on the date the option is granted; likewise, no SAR may be granted at less than the fair market value of our common stock on the date the SAR is granted. The Compensation Committee determines the exercise period of each stock option and SAR; however, the terms of options and SARs granted under the Plan may not exceed ten years. Generally, no option or SAR may be exercised during the first year of its term or such longer period as may be specified in the option grant. However, the Plan allows the Compensation Committee to make unvested options and SARs immediately exercisable upon a change of control or in its discretion. The exercise price of options is payable in cash or, if the grant provides, in common stock.

        Under the Plan, the Compensation Committee may also grant stock awards, subject to specified restrictions, including but not limited to continued employment of the recipient with us or the achievement of one or more specific goals relating to our performance or the performance of a business unit or the recipient over a specified period of time. Performance-based measures could be based on various factors such as our revenues, cost reductions, operating income, income before taxes, net income, adjusted net income, earnings per share, adjusted earnings per share, operating margins, working capital measures, return on assets, return on equity, return on invested capital, cash flow measures, market share, and/or economic value added or such factors as they apply to one of its business units within which the recipient is primarily employed. The performance goals will be set by the Compensation Committee within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m) of the Internal Revenue Code.

Outstanding Equity Awards at Fiscal Year-End Table

        The following table sets forth information regarding unexercised options and unvested restricted stock held by each of our Named Executive Officers as of July 31, 2007.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
R. Scott Jones	—	150,000	(2)	16.75	12/17/11	60,000	(3)	868,800
	—	1,500	(4)	14.48	7/30/12
James P. Reilly	—	—		—	—	—		—
Craig A. Sheldon	29,400	—		7.62	3/11/08	20,000	(5)	289,600
	75,000	—		20.10	12/15/09
	—	15,000	(6)	14.22	11/6/11
Andrew A. Krakauer	75,000	—		17.14	8/29/09	30,000	(7)	434,400
	—	25,000	(8)	14.22	11/6/11
	—	20,000	(9)	16.25	1/31/12
	—	30,000	(10)	18.50	5/15/12
Eric W. Nodiff	75,000	—		22.93	1/2/10	20,000	(5)	289,600
	—	20,000	(11)	14.22	11/6/11
Seth R. Segel	75,000	—		20.10	12/15/09	20,000	(5)	289,600
	—	25,000	(8)	14.22	11/6/11

(1)
The market value of shares of stock that have not vested was determined using the closing market price of $14.48 per share of our Common Stock on July 31, 2007.

(2)
The option was granted on December 18, 2006 and becomes exercisable as to 50,000 shares underlying the option on each of the first three anniversaries of such date.

(3)
The restricted stock is subject to a risk of forfeiture which lapses as to 20,000 shares on each of the first three anniversaries of December 18, 2006.

(4)
The option was granted on July 31, 2007 and becomes exercisable as to 750 shares underlying the option on the first two anniversaries of such date.

(5)
The restricted stock is subject to a risk of forfeiture which lapses as to 6,667 shares on each of the first two anniversaries of February 1, 2007 and as to 6,666 shares on the third anniversary of February 1, 2007.

(6)
The option was granted on November 7, 2006 and becomes exercisable as to 5,000 shares underlying the option on each of the first three anniversaries of such date.

(7)
20,000 shares of restricted stock are subject to a risk of forfeiture which lapses as to 6,667 shares on each of the first two anniversaries of February 1, 2007 and as to 6,666 shares on the third anniversary of February 1, 2007. 10,000 shares of restricted stock are subject to a risk of forfeiture which lapses as to 3,334 shares on the first anniversary of May 16, 2007 and as to 3,333 shares on each of the second and third anniversaries of May 16, 2007.

(8)
The option was granted on November 7, 2006 and becomes exercisable as to 8,333 shares underlying the option on each of the first two anniversaries of such date and as to 8,334 shares underlying the option on the third anniversary of such date.

(9)
The option was granted on February 1, 2007 and becomes exercisable as to 6,667 shares underlying the option on each of the first two anniversaries of such date and as to 6,666 shares underlying the option on the third anniversary of such date.

(10)
The option was granted on May 16, 2007 and becomes exercisable as to 10,000 shares underlying the option on each of the first three anniversaries of such date.

(11)
The option was granted on November 7, 2006 and becomes exercisable as to 6,667 shares underlying the option on each of the first two anniversaries of such date and as to 6,666 shares underlying the option on the third anniversary of such date.

Option Exercises and Stock Vested Table

        The following table shows the number of shares acquired upon exercise of stock options by each of our Named Executive Officers during the fiscal year ended July 31, 2007.

Option Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)
R. Scott Jones	—		—
James P. Reilly	423,750	(2)	4,028,463
Craig A. Sheldon	28,650		156,696
Andrew A. Krakauer	—		—
Eric W. Nodiff	—		—
Seth R. Segel	—		—

(1)
The "value realized on exercise" is the difference between the market price of the underlying security at exercise and the exercise price of the option. The value realized is for informational purposes only and does not purport to represent that such individual actually sold the underlying shares, or that the underlying shares were sold on the date of exercise. Furthermore, such value realized does not take into consideration individual income tax consequences.

(2)
In connection with Mr. Reilly's retirement on December 31, 2006, pursuant to the terms of the applicable stock option agreements and stock option plans, all vested stock options held by Mr. Reilly on the date of his retirement expired three months from such date. The amount set forth in the table represents the value realized by Mr. Reilly in connection with his exercise of all of his in-the-money options prior to their cancellation on March 30, 2007.

Post-Termination Benefits and Change in Control

        As described above in our Compensation Discussion and Analysis, each NEO's employment agreement provides for certain benefits upon termination of employment.

        If Mr. Jones's employment is terminated without cause or if he elects to terminate his employment within 90 days following a change in control of the Company, he will be entitled to receive as severance, one year's base salary plus an amount equal to, if terminated any time during calendar year 2007, $450,000, or, if terminated thereafter, a prorated portion of the full bonus payable for such year provided that the necessary bonus criteria was satisfied. In addition, because Mr. Jones has a guaranteed bonus of $450,000 during calendar year 2007, if he is terminated any time during calendar year 2007, he will be entitled to receive the full guaranteed bonus. In the event of a termination of Mr. Jones's employment in connection with a change in control, the option and the restricted shares he was granted under his employment agreement will automatically become fully vested; and in the event we terminate Mr. Jones's employment without cause, a portion of the next annual installment of the option and restricted shares will vest on a pro-rata basis through the date of termination.

        Mr. Reilly's employment agreement was terminated as of January 1, 2007 and, accordingly, he is not entitled to any post-termination benefits as of July 31, 2007, the end of fiscal year 2007. We, however, do have an obligation to pay Mr. Reilly approximately $111,000 per year, with annual cost of living increases based on increases in a designated Consumer Price Index, in exchange for his providing part-time consulting services to us for a five-year period.

        If the employment of Mr. Sheldon is terminated without cause, he will be entitled to receive as severance his base salary for a period commencing on the date of such termination and ending on the expiration date of his employment agreement (October 31, 2008) or six months from such termination, whichever date is later. If the employment of Mr. Krakauer is terminated without cause, he will be entitled to receive as severance his base salary for a period commencing on the date of such termination and ending on the expiration date of his employment agreement. If the employment of any of Messrs. Nodiff or Segel is terminated without cause, he will be entitled to receive as severance his base salary for a period commencing on the date of such termination and ending on the expiration date of his employment agreement (with respect to Mr. Segel, October 31, 2008, with respect to Mr. Nodiff, December 31, 2008) or six months from such termination, whichever date is later.

        If any of Messrs. Sheldon, Krakauer, Nodiff or Segel elects to terminate his employment within 90 days following a change in control of the Company, he will be entitled to receive an amount equal to 150% of his base salary and bonus paid or accrued with respect to the most recently completed contract year. Furthermore, in the event of such a change in control, any stock options held by Messrs. Sheldon, Krakauer, Nodiff or Segel, pursuant to the terms of their employment agreements, will automatically vest and become fully exercisable.

        If the employment of Messrs. Sheldon, Krakauer, Nodiff or Segel is terminated due to disability or death, we will continue to pay him or his beneficiaries an amount equal to his base salary in effect at the time of termination during the three-month period immediately thereafter. If we fail to renew any such executive officer's agreement and his employment is terminated within three months of the expiration of such agreement, he will be entitled to continue receiving his base salary in effect at the time of termination for a period of six months following such termination.

        Under the employment agreements with our NEOs we agree to pay for three months following termination an amount equal to the monthly amount being paid by us at the time of termination to insure such executive officer and/or his spouse and dependents under any medical or dental health insurance plans then being maintained by us if the employment of such executive officer is terminated (i) due to disability or death (pursuant to the agreements with all NEOs), (ii) by us without cause (pursuant to the agreement only with Mr. Jones) or (iii) by such executive officer within 90 days following a change in control of the Company (pursuant to the agreements with all NEOs other than Mr. Jones).

        The agreements of each of Messrs. Jones, Krakauer and Segel contain a non-competition provision applicable for two years following termination of such executive officer's employment. The agreements of each of Messrs. Reilly, Sheldon and Nodiff contain a non-competition provision applicable for one year following termination of such executive officer's employment. Under the agreement of each NEO, such provision does not apply if we have breached a material term or condition of such agreement.

Post-Termination Benefits and Change in Control Table

        The table below sets forth our reasonable estimate of the potential payments to each of our NEOs, in each case, assuming a termination date of July 31, 2007 if such NEO (i) is terminated due to disability, (ii) dies, (iii) is terminated in connection with a change in control of the Company, (iv) is terminated without cause or (v) is terminated within three months following the expiration of his agreement.

	Disability		Death		Change in Control			Termination without Cause		Failure to Renew
Name	Salary ($)	Continued Health Care Benefits ($)	Salary ($)	Continued Health Care Benefits ($)	Salary & Bonus ($)	Continued Health Care Benefits ($)	Acceleration of Option/Stock Awards(1) ($)	Salary & Bonus ($)	Continued Health Care Benefits ($)	Salary ($)
R. Scott Jones	—	2,668	—	2,668	1,113,750	—	1,633,075	1,113,750	2,668	n/a
James P. Reilly(2)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Craig A. Sheldon	63,515	2,668	63,515	2,668	508,587	2,668	321,833	317,573	—	138,000
Andrew A. Krakauer	81,250	2,668	81,250	2,668	704,063	2,668	698,484	677,083	—	190,000
Eric W. Nodiff	68,906	2,642	68,906	2,642	563,438	2,642	338,833	390,469	—	144,703
Seth R. Segel	55,230	—	55,230	—	376,032	—	355,833	276,150	—	162,500

(1)
Represents the unrecognized compensation cost as of July 31, 2007 related to stock and option awards granted in fiscal 2007 and prior years, as described in SFAS 123R. For a discussion of valuation assumptions, see Note 11 to our 2007 Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2007.

(2)
Following his January 1, 2007 retirement, Mr. Reilly will provide part-time consulting services to us for a five-year period as contemplated by the terms of his Employment Agreement dated August 1, 2005. Mr. Reilly's consulting fee will be approximately $111,000 per year, with annual cost of living increases based on increases in a designated Consumer Price Index.

Director Compensation

        The table below summarizes the compensation paid by us to our directors (other than our CEO) for the fiscal year ended July 31, 2007.

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(1)	All Other Compensation ($)		Total($)
Robert L. Barbanell	49,500		31,178	—		80,678
Alan R. Batkin	38,000		31,178	—		69,178
Joseph M. Cohen	28,750		31,178	—		59,928
Charles M. Diker	225,000	(3)	11,044	43,289	(2)	279,333
Darwin C. Dornbush, Esq.	29,250		31,178	—		60,428
Spencer Foreman, M.D.(4)	27,750		15,735	—		43,485
Alan J. Hirschfield	33,000		31,178	—		64,178
Elizabeth Mcaughey	27,500		25,474	—		52,974
Bruce Slovin	34,250		25,598	2,000		61,848

(1)
Represents the amount of compensation cost recognized by us in the fiscal year ended July 31, 2007 related to stock option awards granted in fiscal 2007 and prior years, as described in Statement of Financial Accounting Standards No. 123R (SFAS 123R). For a discussion of valuation assumptions, see Note 11 to our 2007 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended July 31, 2007.

(2)
This amount includes the following amounts paid or accrued by us for the benefit of Mr. Diker in connection with his employment as the Company's Chairman: (i) $6,600 in contributions under a 401(k) plan, and (ii) $689 in term life insurance premiums. Additionally, the amount includes the reimbursement to a company affiliated with Mr. Diker for office expenses amounting to $36,000 in fiscal 2007.

(3)
Amount represents salary earned in fiscal 2007 in connection with Mr. Diker's employment by the Company as its Chairman.

(4)
Mr. Foreman resigned from the Board of Directors on June 25, 2007. The fees earned or paid in cash for Mr. Foreman set forth in this table reflects his fees paid through the date of his resignation.

        Non-employee directors are paid a fee of $20,000 per year and $1,000 per Board meeting attended ($2,000 for meetings longer than a half-day), plus reimbursement for expenses. Mr. Diker, as our employee, is paid an annual fee of $225,000 for his services as Chairman of the Board. In addition, the Presiding Director is paid an annual fee of $5,000, and the Chairmen of the Audit Committee, the Compensation Committee and the Nominating Committee are paid annual fees of $15,000, $6,000 and $3,000, respectively. Each member of the Audit Committee is paid $1,000 for each meeting attended and each member of the other committees is paid $750 for each meeting attended. The Compensation Committee has approved grants under the 2006 Equity Incentive Plan to our directors (including Messrs. Diker and Jones) to receive an automatic grant of an option to purchase 1,500 shares of common stock on the last business day of our fiscal year. In addition, an option to purchase 750 shares of common stock is granted automatically on the last business day of each fiscal quarter to each non-employee director provided that the director attended any regularly scheduled meeting of the Board, if any, held during such quarter.

AUDIT COMMITTEE REPORT

        Notwithstanding any statement to the contrary in any of our previous or future filings with the Securities and Exchange Commission, this Audit Committee Report shall not be deemed "filed" with the Commission or "soliciting material" under the Exchange Act, and shall not be incorporated by reference into any such filings.

        The Audit Committee is providing this report to enable stockholders to understand how it monitors and oversees our financial reporting process. The Audit Committee operates pursuant to an Audit Committee Charter that is reviewed annually by the Audit Committee and updated as appropriate.

        This report confirms that the Audit Committee has (1) reviewed and discussed the audited financial statements for the year ended July 31, 2007 as well as the unaudited financial statements included in Quarterly Reports on Form 10-Q for each of the first three quarters of the fiscal year, with management and Cantel's independent registered public accounting firm; (2) discussed with our independent registered public accounting firm the matters required to be reviewed pursuant to the Statement on Auditing Standards No. 61 (Communications with Audit Committees); (3) reviewed the written disclosures letter from our independent registered public accounting firm as required by Independence Standards Board Standard No. 1 (Independent Discussions with Audit Committees); and (4) discussed with our independent registered public accounting firm their independence.

        Based upon the above review and discussions, the Audit Committee recommended to the Board that the audited financial statements for the year ended July 31, 2007 be included in our Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Audit Committee:
Robert L. Barbanell (Chairman) Alan R. Batkin Bruce Slovin

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        The firm of Ernst & Young LLP has audited our financial statements for the last eighteen years. In addition to retaining Ernst & Young LLP to audit our consolidated financial statements for the fiscal year ended July 31, 2007, we retained Ernst & Young LLP to provide tax and other advisory services in the fiscal year ended July 31, 2007, and expect to continue to do so in the future.

Auditor Fees

        The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q ("Audit Fees") for fiscals 2007 and 2006, and fees billed for other services rendered by Ernst & Young LLP.

	2007	2006
Audit Fees(1)	$1,145,250	$1,389,643
Audit Related Fees(2)(3)	82,700	89,312
Tax Fees(3)(4)	300,705	190,654

Total	$1,528,655	$1,669,609

(1)
Audit fees for fiscals 2007 and 2006 related to (i) the audits of the annual consolidated financial statements, (ii) reviews of the quarterly financial statements, and (iii) the audits of the effectiveness of internal controls over our financial reporting as required by Section 404 of the Sarbanes-Oxley Act.

(2)
Audit related fees for fiscals 2007 and 2006 consisted principally of fees related to SEC filings primarily related to the 2006 Equity Incentive Plan in fiscal 2007 and the Crosstex acquisition in fiscal 2006, as well as annual fees related to a statutory audit of our Netherlands subsidiary and the audit of a benefit plan.

(3)
The Audit Committee has determined that the provision of all non-audit services performed for us by Ernst & Young LLP is compatible with maintaining that firm's independence.

(4)
Tax fees consisted primarily of services related to federal, state and international tax compliance, the majority of which related to the preparation of fiscal 2006 and 2005 income tax returns.

        The Audit Committee has a written preapproval policy. However, as a matter of practice, prior to engaging Ernst & Young LLP for any services, we generally obtain the prior approval of the Audit Committee, even if not required under the terms of the policy. In 2007, all of the audit fees, audit-related fees and tax fees were approved by the Audit Committee.

MISCELLANEOUS

Annual Report

        Cantel's 2007 Annual Report is being mailed to stockholders contemporaneously with this Proxy Statement.

Form 10-K

        UPON THE WRITTEN REQUEST OF A RECORD HOLDER OR BENEFICIAL OWNER OF COMMON STOCK ENTITLED TO VOTE AT THE MEETING, WE WILL PROVIDE WITHOUT CHARGE A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JULY 31, 2007, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE MAILED TO MS. JOANNA ZISA ALBRECHT, CANTEL MEDICAL CORP., 150 CLOVE ROAD, LITTLE FALLS, NJ 07424. OUR ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE THROUGH OUR WEBSITE AT WWW.CANTELMEDICAL.COM.

Proposals of Stockholders; Stockholder Business

        The deadline for submitting a stockholder proposal for inclusion in the proxy materials for our 2008 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act is July 30, 2008. Under our By-laws, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of Stockholders without inclusion in our proxy materials. These procedures provide that stockholders wishing to submit proposals or director nominations at the 2008 Annual Meeting of Stockholders that are not to be included in such proxy materials must do so by not later than the close of business on the 60th day and not earlier than the close of business on the 90th day prior to the first anniversary of the 2007 Annual Meeting of Stockholders (no earlier than October 20, 2008 and no later than November 18, 2008, as currently scheduled); provided, however, that in the event that the date of the 2008 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to the such annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by us. Stockholders wishing to submit any such proposal are also advised to review Rule 14a-8 under the Exchange Act and our By-laws.

        Your vote is important. We urge you to vote by mail, by telephone, or on the Internet without delay.

ERIC W. NODIFF Secretary
Dated: November 27, 2007

Annex A

Director Qualification Standards

        A majority of the members of the Board and all of the members of the Audit Committee, the Compensation Committee and the Nominating Committee must qualify as independent directors in accordance with the applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder and the applicable rules of the NYSE.

        To assist it in making its determination regarding independence, the Board will consider, at a minimum, the following categorical standards:

  •
  No Director who is an employee or a former employee of the Company will be considered "independent" until three years after the employment has ended.

  •
  No Director will be considered independent who receives more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) until three years after he ceases to receive more than $100,000 per year in such compensation.

  •
  No Director who is, or in the past three years has been, affiliated with or employed by a present or former auditor of the Company or an affiliate will be considered "independent" until three years after the end of either the affiliation or the auditing relationship.

  •
  No Director who is, or in the past three years has been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that currently employs the Director will be considered "independent."

  •
  Directors with immediate family members in any of the above categories will not be considered "independent" until the expiration of the relevant three-year period; provided, however, that employment of a family member of a Director in a non-officer position will not preclude a determination that the Director is independent.

  •
  No Director who during the prior three years was an executive officer or an employee, or whose immediate family member was an executive officer, of a company that made payments to, or received payments from the Company for property or services in an amount which, in any single fiscal year, exceeded the greater of $1,000,000 or 2% of such other company's consolidated gross assets.

Proxy—For the Annual Meeting of Stockholders—January 7, 2008

        I appoint Charles M. Diker and Eric W. Nodiff, or either of them, as my proxies, with full power of substitution, to vote all shares of Common Stock of CANTEL MEDICAL CORP. that I am entitled to vote at the Annual Meeting of Stockholders to be held on January 7, 2008 at 9:30 A.M. at The Harmonie Club, 4 East 60th Street, New York, New York, and any adjournments of the meeting on all matters coming before said meeting.

        My proxies will vote the shares represented by this proxy as directed on the other side of this card, but in the absence of any instructions from me, my proxies will vote "FOR" the election of all the nominees listed under Item 1 and "FOR" Item 2. My proxies may vote according to their discretion on any other matter which may properly come before the meeting. I may revoke this proxy prior to its exercise.

1.
Election of ten directors: Robert L. Barbanell, Alan R. Batkin, Joseph M. Cohen, Charles M. Diker, Mark N. Diker, Darwin C. Dornbush, Alan J. Hirschfield, R. Scott Jones, Elizabeth McCaughey and Bruce Slovin:

FOR ALL NOMINEES	WITHHOLD AUTHORITY
☐	☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name on the line provided above.)

2.
Ratification of Ernst & Young LLP as Independent Registered Public Accounting Firm:

FOR	AGAINST	ABSTAIN
☐	☐	☐

        PLEASE VOTE, DATE AND SIGN THIS PROXY AND RETURN IT AT ONCE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. YOU MAY VOTE IN PERSON IF YOU DO ATTEND.

Dated:
Signature(s)
NOTE:	If signing for estates, trusts or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

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Cantel Medical Corp. 150 Clove Road Little Falls, NJ 07424
PROXY STATEMENT
Information about the Meeting
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
BOARD MEETINGS; COMMITTEES
Executive Officers of Cantel
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
MISCELLANEOUS
  Annex A
Director Qualification Standards
Proxy—For the Annual Meeting of Stockholders—January 7, 2008